UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2017 (April 15, 2017)

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood Street, 15th Floor Dallas, Texas		75201
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement Amendment

On April 15, 2017, MoneyGram International, Inc. (the “Company”), a Delaware corporation, Alipay (UK) Limited, a United Kingdom limited company (“Alipay”), Matrix Acquisition Corp., a Delaware corporation and a subsidiary of Alipay (“Merger Sub”) and Alipay (Hong Kong) Holding Limited, a Hong Kong limited company (“Guarantor”), entered into the First Amendment to the Agreement and Plan of Merger (the “Merger Agreement Amendment”) to that certain Agreement and Plan of Merger, dated as of January 26, 2017, by and among the Company, Alipay, Merger Sub and, solely for the limited purposes therein, Guarantor (the “Merger Agreement”).

The Merger Agreement Amendment increased the merger consideration from $13.25 in cash to $18.00 in cash, without interest, less any applicable tax withholding, for each share of the Company’s common stock and preferred stock on an as-converted basis. The Merger Agreement Amendment also increased from $30 million to $41 million the termination fee payable by the Company in connection with the termination of the Merger Agreement under specified circumstances, including the termination of the Merger Agreement by the Company to accept a Company Superior Proposal (as defined in the Merger Agreement), the termination of the Merger Agreement by Alipay following a change of recommendation by the Company’s Board of Directors, and other customary circumstances. Additionally, the Merger Agreement Amendment increased from $60 million to $82 million the termination fee payable by Alipay in certain circumstances involving termination of the Merger Agreement following a failure by Alipay to consummate the merger or a willful and material breach by Alipay, Merger Sub or Guarantor. The Merger Agreement Amendment also increased from $17.5 million to $30 million the termination fee payable by Alipay in certain circumstances involving a termination of the Merger Agreement when approval by the Committee on Foreign Investment in the United States under the Defense Production Act has not been obtained.

The Merger Agreement Amendment also provides that the Company must convene and hold the Company Stockholders Meeting (as defined in the Merger Agreement) on May 16, 2017, and that the Company is not permitted to change the date of, postpone, recess or adjourn the Company Stockholders Meeting without the prior written consent of Alipay except in certain limited circumstances. Such circumstances include (a) if there are insufficient shares of Company common stock represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (b) to the extent that the Company has reasonably determined, after consultation with outside legal counsel and Alipay (and its outside counsel), that such postponement, recess or adjournment (which cannot exceed five business days or such longer period as the parties may agree) is necessary to ensure that any supplement or amendment to the proxy statement required by applicable law with respect to any event, circumstance, discovery of information or other set of facts first arising after the date the Merger Agreement Amendment was entered into is provided to the Company’s stockholders in advance of the Company Stockholders Meeting.

The Merger Agreement Amendment also provides that the Company must terminate any discussions or negotiations with any persons other than Alipay with respect to any Company Acquisition Proposal (as defined in the Merger Agreement) pending as of, or made prior to, the date the Merger Agreement Amendment was entered into.

All other material terms of the Merger Agreement, which was previously filed by the Company as Exhibit 2.1 to the Current Report on Form 8-K, dated January 26, 2017, remain substantially the same and in full force and effect as originally executed.

The foregoing description of the Merger Agreement Amendment is only a summary, does not purport to be complete and is qualified in entirety by reference to the Merger Agreement Amendment, which is attached as Exhibit 2.1 to this report and incorporated herein by reference.

Item 8.01	Other Events

On April 16, 2017, the Company and Alipay issued a joint press release announcing the execution of the Merger Agreement Amendment and the determination by the Board of Directors of the Company that the binding offer received from Euronet Worldwide, Inc., dated April 14, 2017, to acquire all of the outstanding shares of the Company’s common stock and preferred stock (on an as-converted basis) was not a “Company Superior Proposal” as defined in the Merger Agreement and that entering into the Merger Agreement Amendment was in the best interests of the Company and its stockholders. The joint press release also notes that MoneyGram’s Board of Directors determined to recommend that MoneyGram stockholders approve the Merger Agreement, as amended by the Merger Agreement Amendment, at the Company Stockholders Meeting. A copy of the joint press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Additional Information for Stockholders

The proposed transactions will be submitted to the stockholders of the Company for their consideration. In connection with the proposed merger, the Company has filed a definitive proxy statement and other materials with the Securities and Exchange Commission (the “SEC”) and mailed such definitive proxy statement to its stockholders of record as of April 7, 2017. In addition, the Company will also file other relevant documents with the SEC regarding the amended merger agreement and the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement(s) and other documents filed with the SEC by the Company, at the Company’s website, corporate.moneygram.com, or at the SEC’s website, www.sec.gov. The proxy statement(s) and other relevant documents may also be obtained for free from the Company by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Proxy Statement on Schedule 14A for the 2016 annual meeting of stockholders for the Company, which was filed with the SEC on April 4, 2016. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This Form 8-K contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect the Company’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. The statements in this Form 8-K that are not historical statements are forward-looking statements within the meaning of the federal securities laws, including, among other things, statements regarding the likelihood of the merger with Alipay being consummated and the timing of the special meeting. These statements are subject to numerous risks and uncertainties, including the risk that the conditions to the closing of the merger may not be consummated or that Euronet Worldwide, Inc. or a third party may make a revised proposal with respect to an alternative transaction to the merger, many of which are beyond the Company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. The Company’s filings may be obtained by contacting the Company or the SEC or through the Company’s web site at corporate.moneygram.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. The Company and Alipay undertake no obligation to publicly update or revise any forward-looking statement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1	First Amendment to the Agreement and Plan of Merger, by and among MoneyGram International, Inc., Alipay (UK) Limited, Matrix Acquisition Corp. and Alipay (Hong Kong) Holding Limited, dated as of April 15, 2017.

99.1	Joint Press Release dated April 16, 2017 of MoneyGram International, Inc. and Alipay (UK) Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ F. Aaron Henry
Name:	F. Aaron Henry
Title:	Executive Vice President, General Counsel and Secretary

Date: April 17, 2017

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	First Amendment to the Agreement and Plan of Merger, by and among MoneyGram International, Inc., Alipay (UK) Limited, Matrix Acquisition Corp. and Alipay (Hong Kong) Holding Limited, dated as of April 15, 2017.

99.1	Joint Press Release dated April 16, 2017 of MoneyGram International, Inc. and Alipay (UK) Limited.